EXHIBIT 99.1

Tech Data Corporation Announces Completion of Investigation

Files Fiscal Year 2013 Form 10-K With SEC

Filing Includes Restated Financial Statements

CLEARWATER, Fla., Feb. 5, 2014 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) (the "Company") today announced the conclusion of an independent investigation by the Audit Committee of the Board of Directors into certain accounting practices within the Company and also filed with the U.S. Securities and Exchange Commission (the "SEC") its Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (the "Annual Report"). Prior to February 28, 2014, the Company expects to file its Quarterly Reports on Form 10-Q for the quarters ended April 30, 2013, July 31, 2013 and October 31, 2013 (the "Quarterly Reports") and to hold a conference call to discuss its filings. The Company does not plan to comment further on the information in its Annual Report until the conference call.

"The Audit Committee, its independent counsel and forensic accountants performed a thorough investigation of the Company's accounting practices," said Charles E. Adair, chairman of Tech Data's Audit Committee. "The Board of Directors is confident the Company is addressing the problems that led to the restatement and has complete confidence in Tech Data's executive management team."

The Company engaged significant internal and external resources to perform supplemental procedures to assist in reviewing its financial statements and accounting practices (the "Supplemental Procedures"). The Annual Report presents the restatement of the Company's consolidated financial statements and other financial information for certain periods and as of certain dates, as follows (collectively, the "Restated Periods"):

  Consolidated balance sheet as of January 31, 2012;
  Consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of shareholders' equity and consolidated statements of cash flows for the fiscal years ended January 31, 2012 and 2011;
  Selected financial data as of and for the fiscal years ended January 31, 2012, 2011, 2010 and 2009; and
  Interim financial information for the fiscal 2013 quarters ended October 31, 2012, July 31, 2012 and April 30, 2012 and for each fiscal quarter of the year ended January 31, 2012.

Investors should not rely on the Company's previously filed reports, earnings releases or similar communications relating to the Restated Periods, or on the unaudited financial results for the fourth quarter and fiscal year ended January 31, 2013 previously announced and filed in a Current Report on Form 8-K on March 4, 2013. The Company has not amended any previously filed reports.

Value-Added Tax Assessment

In a matter unrelated to the Audit Committee's investigation and as previously disclosed in the Company's periodic reports, prior to fiscal 2004, one of the Company's Spanish subsidiaries was audited in relation to various value-added tax ("VAT") matters. As a result of those audits, the Spanish subsidiary received notices of assessment that allege the subsidiary did not properly collect and remit VAT. During the fourth quarter of fiscal year 2014, the Spanish National Appellate Court issued an opinion upholding the assessment for several of the assessed years. Although the Company believes the Spanish subsidiary's defense to the assessments has solid legal grounds, and is continuing to vigorously defend its position by appealing to the Spanish Supreme Court, the risk that the assessments will be upheld has significantly increased. The Spanish National Appellate Court opinion represents a subsequent event that occurred prior to the issuance of the fiscal 2013 financial statements in relation to a loss contingency that existed as of January 31, 2013. As a result of this subsequent event, the Company has increased its accrual for costs associated with this matter by recording a charge of $41.0 million in the fiscal 2013 Consolidated Statement of Income, including $29.5 million recorded in "value added tax assessment" to cover the assessment and various penalties and $11.5 million recorded in "interest expense" for interest that could be assessed. The Company estimates the total exposure for these assessments, including various penalties and interest, is approximately $55.6 million, which is included in "accrued expenses and other liabilities" in the Consolidated Balance Sheet at January 31, 2013.

Financial Impact of Restatement

On March 21, 2013, the Company announced that it would restate some or all of its previously issued quarterly and audited annual financial statements for the fiscal years 2011 and 2012, and some or all of the quarters of fiscal year 2013. At that time, the Company estimated the restatement would reduce previously reported consolidated operating income by an aggregate amount of approximately $30 million to $40 million, and consolidated net income by an aggregate amount of approximately $25 million to $33 million, over the three fiscal year period. In addition to fiscal years 2011, 2012, and 2013, the restatement, described in detail in the Company's Annual Report, includes restated selected financial data for fiscal years 2009 and 2010. The cumulative effect of the restatement, excluding the Spanish VAT matter described above, on selected financial data for the Restated Periods is as follows:

  Consolidated operating income for the Restated Periods was reduced by a cumulative amount of $46 million, or 3 percent of the previously reported cumulative operating income for the periods. Excluding an adjustment unrelated to the investigation findings to reclassify gains (losses) on investments related to the Company's nonqualified deferred compensation plan, which had no impact on previously reported pre-tax or net income, the cumulative adjustment to the previously reported operating income for the Restated Periods was $41 million.
  Consolidated net income for the Restated Periods was reduced by a cumulative amount of $27 million, or 3 percent of the previously reported cumulative net income for the periods.
  Earnings per diluted share ("EPS") for the Restated Periods were reduced by a cumulative amount of $0.62, or 3 percent of the previously reported cumulative EPS for the periods.
  The restatement did not have a material impact on the balance sheet or statement of cash flows during the restated periods.

Audit Committee Investigation

After the Company announced the restatement, the Audit Committee initiated an independent investigation, with the assistance of outside counsel, to review certain accounting practices throughout Europe. The restatement reflects adjustments identified during the course of the investigation and the Company's Supplemental Procedures relating to an inadequate control environment identified within the Company's primary operating subsidiary in the United Kingdom ("UK") and two other European subsidiaries. These adjustments primarily correct errors arising from improper vendor accounting, improper use of manual journal entries, and improper recognition of foreign currency exchange transactions.

The restatement also reflects other adjustments that were previously identified and considered immaterial. These adjustments primarily include adjustments to appropriately present sales of vendor warranty services and certain fulfillment contracts on an agency basis as net fees to be consistent with the fiscal 2013 presentation, and the reclassification of investment losses (income) related to the Company's deferred compensation plan from SG&A expense to other expense (income), net.

Identification of Control Deficiencies and Remediation Actions

Based on management's assessment of the accounting issues identified in the investigation, as well as issues identified in the Supplemental Procedures, management identified the following material weaknesses in internal control over financial reporting: (i) inadequate control environment in the primary operating subsidiary in the UK and two other European subsidiaries; (ii) inadequate controls over manual journal entries in Europe and in two Latin American countries; (iii) inadequate account reconciliation procedures in Europe over certain aspects of vendor accounting; and (iv) inadequate anti-fraud program controls and monitoring.

In response to the investigation findings, management is evaluating or implementing various remedial actions to address the material weaknesses. These actions include:

  Certain personnel responsible for accounting improprieties are no longer employed by the Company.
  The Audit Committee, Board of Directors and executives have increased communication to all employees regarding the ethical values of the Company, requirement to comply with laws, the Code of Conduct and the Company's accounting policies.
  The Company has engaged external experts to perform the internal audit function and to assist with the implementation of specific fraud detection procedures.
  The accounting organization is adding resources to address standardization, training and competencies related to the use of accounting systems and to enhance all accounting personnel's understanding of accounting policy.
  The Company is implementing changes to its compensation programs to better motivate accurate financial reporting and compliance.
  The Company is implementing changes in various processes, including: tools to document, support and review manual journal entries; new internal review and audit programs; and centralization of various control and finance processes.
  The Company is in the process of evaluating potential enhancements to the accounting and enterprise computer systems to improve systematic controls and account reconciliation processes.
  The Company is in the process of evaluating its organizational structure, and roles and responsibilities to enhance controls and compliance.
  The Company has appointed a Chief Ethics and Compliance Officer and intends to evaluate additional enhancements to its compliance structure and organization.

Annual Meeting of Shareholders

On February 3, 2014, the Company received, as expected, a letter from the NASDAQ Listing Qualifications Department notifying the Company that it was not in compliance with NASDAQ Listing Rules that required the Company to solicit proxies and hold an annual meeting within twelve months following the completion of its 2013 fiscal year. Due to the delay in filing the Annual Report as a result of the restatement of its financials, the Company was unable to hold its Annual Meeting of Shareholders during this timeframe. The Company intends to issue proxy materials for an Annual Meeting of Shareholders as soon as practicable after filing with the SEC its Annual Report on Form 10-K for the fiscal year ended January 31, 2014. The Company intends to present its position with respect to this deficiency under the NASDAQ Listing Rules to the NASDAQ Listing Qualifications Panel (the "Panel") by February 10, 2014 and will request that the Panel grant the Company an extension period through June 30, 2014 to solicit proxies and hold its annual meeting.

Supplemental Schedules

Supplemental schedules that summarize the restated financial information are available on the Company's website at www.techdata.com/investor.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws and regulations, including those regarding the Company's ability to successfully remediate identified internal control deficiencies, and its intent to solicit proxies and hold an annual meeting by June 30, 2014. These statements are subject to risks and uncertainties, including the risk of the Company's potential inability to file its required periodic reports and hold a conference call within the time frame indicated in this report, the risk that the Panel will not grant the Company's request for an extension period through June 30, 2014 to solicit proxies and hold an annual meeting, and risks identified in the Company's Annual Report on Form 10-K. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements. Forward-looking statements reflect management's analysis as of the filing date of this press release, and the Company does not undertake to update or revise these statements to reflect subsequent developments.

About Tech Data

Ranked No. 119 on the Fortune® 500, Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 120,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. To learn more, visit www.techdata.com.

CONTACT: Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com)

         Arleen Quinones, Vice President, Investor Relations
         and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)